Exhibit 10.15

LEASE AGREEMENT

Red X Holdings, LLC, P.O. Box 54180, Westport, CT 06881 (“Landlord”) hereby leases the second and third floor office space located at 36 Church Lane, Westport, CT, to Advanced BioHealing, Inc. of 10933 N. Torrey Pines Road, Lajolla, CA 92037 (“Tenant”).

The lease shall commence on or about June 1, 2008, or upon delivery of space by Landlord, and terminate on or about June 30, 2011, or three years from the date of space being delivered by Landlord. If space is not delivered by July 31, 2008, tenant shall have the right to cancel this lease. Tenant shall receive at least 10 days notice from Landlord that the new space will be ready for occupancy. Tenant may remain in its existing space at 1l3A Post Road East (controlled by Roger Leifer) until the new space has been delivered and will be released of its rent obligations on its existing space upon vacating same. Landlord shall build out the new space in a first class manner in accordance with the attached floor plans including wiring for telephone, data, and CATV.

The rent shall be $7,833.33 per month for the first year with 4% annual escalations upon each anniversary date. Rent shall he due on the first day of each month. There shall be a late charge of ten percent per month for any rent payment not received by the Landlord by the fifth day of each and any month.

Tenant shall pay last month’s rent and one month security deposit of $8,472.53 each, totaling $16,945.06 upon signing this Lease. Tenant shall pay the first months rent ($7,833.33) less security deposit being held by Landlord for 113A Post Road East ($4,250.00) totaling $3,583.33 prior to occupancy.

Tenant shall have one three year option to renew this Lease with the same 4% annual escalations accruing, provided Tenant has not been in default (i.e., no late payments for the past 12 months). Written notice of Tenants’ intent to renew must be received by Landlord on or before February 1, 2011, time being of the essence.

Tenant shall put the CL&P (electric) and SCGC (gas) meters in its name as of occupancy and shall pay for all utilities directly (CL&P’s number is 800-286-2000 and SCGC’s number is 800-659-8299).

Tenant agrees to obtain liability insurance Tenant agrees to keep in full force and effect, during the entire lease term hereof, at the Tenant’s sole expense, public liability and property damage insurance and workman’s compensation insurance in companies acceptable to the Landlord to protect both the Landlord and the Tenant against any liability for damages or injuries to persons or property incident to the use of or resulting form any accident in or about said premises, from any cause whatsoever, in the amounts of not less than $1,000,000/$2,000,000. Certificates of insurance policies required by any of the terms of this lease shall be promptly furnished to the Landlord. The Tenant is to obtain a written obligation on the part of the insurance carrier to notify the Landlord in writing prior to any cancellation of insurance, if the carrier will do so, and the Tenant agrees that if the Tenant does not keep such insurance in full force and effect, the Landlord may take out the necessary insurance and pay the premium and the repayment thereof shall be deemed to be part of the rental and payable as such on the next day upon which the rent becomes due. Tenant covenants at its own cost and expense that Tenant shall keep Tenant’s own property within the demised premises at all times fully insured against loss or damage by fire and/or extended coverage perils, including water damage, lightning, windstorm, tornado, hurricane, explosion and the like.

This Lease is subject to and is hereby subordinated to all present and future mortgages, deeds of trust and other encumbrances affecting the demised premises or the property of which said premises are a part. The Tenant agrees to execute, at no expense to the Landlord, any instrument, which may be deemed necessary by the Landlord to further effect the subordination of this Lease to any such mortgage, deed of trust or encumbrance.

Tenant shall reimburse Landlord for signage, not to exceed $250.00.

Dated: March 31, 2008

BER Holdings, LLC		ADVANCED BIOHEALING, INC.

By	/s/ Roger Leifer	/s/ Larry Jones
	Roger Leifer, Member	Its:	LARRY JONES
CONTROLLER